Exhibit 2.1

AMendment No. 1 to

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to aGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into on this 14th day of December 2017, by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”), and Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”). BMBC and RBPI are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, the Parties have previously entered into that certain Agreement and Plan of Merger, dated as of January 30, 2017 (the “Merger Agreement”), pursuant to which, among other things, RBPI will merge with and into BMBC with BMBC surviving the merger; and

WHEREAS, the Parties desire to amend and restate Section 7.11 of the Merger Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Definitions

1.1     Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Merger Agreement.

Article II

Amendment of Merger Agreement

2.1     Amendment to Section 7.11 of the Merger Agreement. Section 7.11 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“7.11. BMBC/BMT Board of Directors. Following the date of this Agreement, BMBC and BMT shall take all action necessary to (a) cause each of their boards of directors to be increased by one member, effective immediately following the Effective Time, and (b) elect one current director of RBPI selected by BMBC, in its sole discretion, as a director to each of BMBC and BMT in the class of directors whose terms expire at the 2020 annual meeting of shareholders of BMBC. At the end of the initial term of such director, he or she will be re-nominated for an additional term, subject to the fiduciary duties of the board of directors of BMBC and any applicable eligibility requirements set forth in BMBC’s articles of incorporation, bylaws, or nominating and corporate governance committee guidelines, or any applicable Law, such that the director will have the opportunity to serve at least four years on the boards of directors of BMBC and BMT. In the event such director of RBPI resigns or is unable to serve as a director of BMBC and BMT for any reason, BMBC will consider the election of another former director of RBPI (who meets the criteria set forth in the preceding sentence) selected by BMBC, in its sole discretion, to fill the unexpired term of the director of RBPI originally elected by BMBC and BMT to their respective boards of directors.”

Article III

Miscellaneous

3.1     Interpretation. The term “Agreement” as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

3.2     Continuing Effect of Merger Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein. The Merger Agreement shall remain in full force and effect as amended hereby.

3.3     Governing Law. This Amendment shall be governed by the laws of Pennsylvania, without giving effect to its principles of conflicts of laws.

3.4     Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile or other electronic transmission of any signed original document or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original. At the request of any Party, the other Party will confirm facsimile transmission by signing a duplicate original document.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

BRYN MAWR BANK CORPORATION
By:	/s/ Francis J. Leto
Name: Francis J. Leto Title: President and Chief Executive Officer

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:	/s/ F. Kevin Tylus
Name: F. Kevin Tylus Title: President and Chief Executive Officer

(Signature Page to Amendment No. 1 to Agreement and Plan of Merger)